Exhibit 10.1

PROPOSED AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of June 7, 2024, to the Investment Management Trust Agreement (as defined below) is made by and between Technology & Telecommunication Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of February 8, 2022 (as amended on by Amendment No. 1 thereto, the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an Extraordinary General Meeting of the Company held on June 7, 2024 (the “Extraordinary General Meeting”), the Company’s shareholders approved (i) a proposal to amend the Company’s amended and restated articles of association (the “A&R COI”) giving the Company the right to extend the date by which it has to consummate a business combination on a month-to-month basis (each a “Monthly Extension”) beginning on May 20, 2024 until January 20, 2025 (i.e., for up to a period of time ending thirty-six (36) months after the consummation of its initial public offering); and (ii) a proposal to amend the Trust Agreement requiring the Company to deposit into the Trust Account, for each Monthly Extension that is exercised, the lesser of (a) $60,000 and (b) $0.02 for each Ordinary share that remains issued and outstanding after taking into account any redemptions in connection with the solicitation of such shareholder approval at the Extraordinary General Meeting (such amount, the “Monthly Extension Amount”); and

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NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the board of directors (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by (A) the date that is 18 months after the closing of the IPO (“Closing”), or (B) if the President, Chief Executive Officer or Chairman of the Board extends the time to complete a Business Combination by one (1) month, the date that is 27 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 26 months after the Closing, or (C) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 28 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 27 months after the Closing, or (D) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 29 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 28 months after the Closing; or (E) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 30 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 29 months after the Closing; or (F) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 31 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 30 months after the Closing; or (G) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 32 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 31months after the Closing; or (H) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 33 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 32 months after the Closing; or (I) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 34 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 33 months after the Closing; or (J) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 35 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 34 months after the Closing; or (J) if the President, Chief Executive Officer or Chairman of the Board further extends the time to complete a Business Combination by an additional 1-month period, the date that is 36 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 35 months after the Closing; but if the Company has not completed a Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and the Property in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Shareholders of record as of the Last Date; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i) the Trustee shall keep the Trust Account open until seven (7) months following the date the Property has been distributed to the Public Shareholders. As an example, if during the 30 month after the Closing, the Company does not deposit the Monthly Extension Amount into the Trust Account by the last day of the 30th month, then the Last Date shall be the last day of the 30th month.

3. Amendments to Definitions. (i) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated February 8, 2022, by and between Technology & Telecommunication Acquisition Corporation and Continental Stock Transfer & Trust Company, as amended from time to time.”; and

(ii) The term “Property” shall be deemed to include any Monthly Extension Amount paid to the Trust Account in accordance with the terms of the Amended and Restated Certificate of Incorporation and the Trust Agreement.

4. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

5. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

6. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

7. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

TECHNOLOGY & TELECOMMUNICATION ACQUISITION CORPORATION

By:	/s/ Tek Che
Name:	Tek Che Ng
Title:	Chief Executive Officer

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